Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No.1 to Registration Statement No. 333-143532 of BlackRock Large Cap Series Funds, Inc. on Form N-14 of our report dated November 22, 2006, appearing in the 2006 Annual Report of BlackRock Funds Equity Portfolios on Form N-CSR, relating to the Investment Trust Portfolio, for the year ended September 30, 2006. We also consent to the reference to us under the heading “Other Service Providers — Investment Trust” in the Combined Prospectus/Proxy Statement, which is a part of such Registration Statement.

Deloitte & Touche LLP
Philadelphia, Pennsylvania
July 17, 2007